Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of April 24, 2008, by and between LMI AEROSPACE, INC., a Missouri corporation (the “Corporation”), and Ronald S. Saks (“Employee”).

WHEREAS, the Corporation and Employee entered into that certain Employment Agreement (the “Agreement”) effective as of January 1, 2008; and

WHEREAS, the Corporation and Employee desire to amend the Agreement as provided in this Amendment;

NOW, THEREFORE, the Corporation and Employee hereby agree as follows:

1.           Section 3(B) of the Agreement shall be deleted and replaced with the following:

“(B)           With respect to each fiscal year of the Corporation during the term of this Agreement, (i) provided that Employee is employed under the terms of this Agreement as of the last day of such fiscal year, and (ii) the Corporation’s “Annual Income from Operations” (as that term is hereinafter defined) exceeds the “Threshold” (as that term is hereinafter defined), the Corporation shall pay to Employee, in addition to the Base Salary, an annual “Performance Bonus” as determined according to this Section 3(B). As used in this Agreement, the “Threshold” means, with respect to each fiscal year of the Corporation, Sixty Percent (60%) of the Corporation’s annual budget for Annual Income from Operations for such fiscal year; provided, however, that, with respect to fiscal year 2008 of the Corporation, the Threshold shall be  Nineteen Million Dollars ($19,000,000).

The amount of the annual Performance Bonus (if any) with respect to each fiscal year  shall be equal to:

(1)	Five Percent (5.0%) of the Employee’s Base Salary; plus

(2)
Sixty-Five Hundredths of One Percent (0.650%) of the Corporation’s Annual Income from Operations which exceeds the Threshold and is less than or equal to the Corporation’s annual budget for Annual Income from Operations; plus

(3)	One Percent (1.0%) of the Corporation’s Annual Income from Operations in excess of the Corporation’s annual budget for Annual Income from Operations for the year in question.

In the event the Corporation’s Annual Income from Operations for a fiscal year of the Corporation is less than the Threshold applicable to the year, the Employee shall not be entitled to a Performance Bonus with respect to such fiscal year.

For purposes of the calculation of the Performance Bonus, the Corporation’s “Annual Income from Operations” means the consolidated Income from Operations of the Corporation and its subsidiaries, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Corporation, using generally accepted accounting principles consistently applied, and calculated without regard to (a) any bonus paid to the Corporation’s Chairman of the Board and any formula bonuses paid pursuant to employment contracts, (b) federal and state income tax, (c) any interest expense or other income and expense as they appear on the Corporation’s annual audited financial statements, and (d) any income or loss attributable to any corporation or entity (including the assets of a corporation or entity that constitute an operating business) acquired by or merged into the Corporation subsequent to the effective date of this Agreement. The Corporation shall pay to Employee any Performance Bonus due the Employee hereunder not later than fifteen (15) days after the receipt by the Corporation of its annual audited financial statements, which the Corporation expects to receive within ninety (90) days after the end of each fiscal year of the Corporation.”

2.           All references in the Agreement to this “Agreement” and any other references of similar import shall henceforth mean the Agreement as amended by this Amendment.

3.           In the event of a conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.  All defined terms appearing in the Agreement shall continue to have the same meaning as provided in the Agreement, unless modified by this Amendment.  The defined terms appearing in this Amendment are specific to this Amendment.

4.           Except to the extent specifically amended by this Amendment, all of the terms, provisions, conditions, covenants, representations and warranties contained in the Agreement shall be and remain in full force and effect and the same are hereby ratified and confirmed.

5.           This Amendment shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, executors, administrators, legal administrators, successors and permitted assigns.

6.           This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

The parties have executed this Amendment as of the date first above-written.

LMI AEROSPACE, INC. (“Corporation”)

By:	/s/ Lawrence E. Dickinson
Title:	Chief Financial Officer

/s/ Ronald S. Saks
Ronald S. Saks (“Employee”)